Exhibit 3.4A

AMENDMENT NO. 1
TO THE
FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
INERGY GP, LLC

This Amendment No. 1 (this “Amendment”) to the First Amended and Restated Limited Liability Company Agreement of Inergy GP, LLC (the “Company”), dated as of September 27, 2012 (the “LLC Agreement”), is entered into effective October 7, 2013 at the direction of Inergy Holdings, L.P., as the member of the Company (the “Member”), pursuant to authority granted to it in Section 8.4 of the LLC Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the LLC Agreement.

RECITALS

WHEREAS, Section 2.1 of the LLC Agreement provides that the name of the Company may be changed from time to time by the determination of the Member; and

WHEREAS, the Member has determined, pursuant to Section 2.1 and Section 8.4 of the LLC Agreement, to amend the LLC Agreement to change the name of the Company to “Crestwood Equity GP LLC”; and

WHEREAS, the board of directors of the Company, in its capacity as the managing general partner of Inergy, L.P., has approved an amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Inergy, L.P., dated as of June 19, 2013, to change the name of Inergy, L.P. to “Crestwood Equity Partners LP”.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Member does hereby amend the LLC Agreement as follows:

1.    Amendments.

a)	Section 1.1 of the LLC Agreement is hereby amended to amend and restate the following definition :

“Company” means Crestwood Equity GP LLC, a Delaware limited liability company.

All references contained in the LLC Agreement to Inergy GP, LLC mean Crestwood Equity GP LLC.

b)•	The first sentence of Section 2.1(b) of the LLC Agreement is hereby deleted and replaced with the following:
US 2091780v.3

“The business purpose of the Company is to act as the general partner of Crestwood Equity Partners LP, a Delaware limited partnership, and to do any and all things necessary, appropriate or incidental thereto.”

2. Agreement in Effect. Except as hereby amended, the LLC Agreement shall remain in full force and effect.

3. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

4. Invalidity of Provisions. If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, this Amendment has been executed effective as of the date first written above.

INERGY HOLDINGS, L.P.

By: Crestwood Holdings, LLC, its general partner

By:
Name: Robert G. Phillips
Title: President and Chief Executive
Officer